Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations 708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2015 Results

and Provides 2016 Outlook

HIGHLIGHTS

•	TreeHouse delivered fourth quarter adjusted earnings per share of $1.08, a 9.1% increase from 2014

•	Net sales in the fourth quarter were $865.4 million

•	Fourth quarter adjusted EBITDA increased 2.3% from 2014 due to strong operating performance

•	TreeHouse reiterates full year 2016 earnings per share guidance of $2.95 to $3.10

Oak Brook, IL, February 11, 2016 — TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter earnings of $0.85 per fully diluted share compared to $0.78 per fully diluted share reported for the fourth quarter of last year. The Company reported adjusted earnings per share in the fourth quarter of $1.08 compared to $0.99 in the fourth quarter of the prior year, excluding the items described below.

The Company’s 2015 fourth quarter results included three items noted below that, in management’s judgment, affect the assessment of earnings. The first item was a $0.11 per share expense for acquisition, integration and related costs. The second item was a $0.06 per share loss on the foreign currency re-measurement of intercompany notes. The final item was a $0.06 per share loss on restructurings and facility consolidation costs.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Diluted EPS as reported	$0.85	$0.78	$2.63	$2.23
Acquisition, integration and related costs	0.11	0.06	0.20	0.65
Foreign currency loss on re-measurement of intercompany notes	0.06	0.08	0.31	0.17
Restructuring/facility consolidation costs	0.06	0.02	0.07	0.04
Mark-to-market adjustments	—	0.05	(0.01)	0.05
Debt refinancing costs	—	—	—	0.39

Adjusted EPS	$1.08	$0.99	$3.20	$3.53

“We finished the year strong, and our employees deserve a great deal of credit for continuing to focus on improving our operations and driving excellent margin progress,” said Sam K. Reed, Chairman, President and Chief Executive Officer. “While overall market conditions remained soft and weakness in the Canadian dollar persisted, both of which weighed on our top line, we are very proud to have delivered margin expansion of 150 basis points in the fourth quarter.”

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $120.2 million in the fourth quarter of 2015, a 2.3% increase compared to the same period in the prior year. Adjusted EBITDA was higher this quarter due to improved margins across our business from strong operating performance and favorable commodity costs, more than offsetting the impact of lower sales and unfavorable Canadian foreign exchange.

Net sales for the fourth quarter totaled $865.4 million compared to $903.5 million last year, a decrease of 4.2%, due to unfavorable Canadian foreign exchange, reduced volume/mix across most categories, and pricing concessions. Compared to the fourth quarter of last year, sales in the fourth quarter of 2015 for the North American Retail Grocery segment decreased 2.3%; sales for the Food Away From Home segment decreased 6.1%; and sales for the Industrial and Export segment decreased 13.5%.

Reported gross margins were 21.0% in the fourth quarter of 2015 compared to 19.9% in the fourth quarter of the prior year. The increase in gross margin was due to improved operating performance and favorable input costs, partially offset by the unfavorable impact of Canadian foreign exchange. In the fourth quarter of 2014, cost of sales included $0.8 million of acquisition, integration and related costs. In the fourth quarter of 2015, cost of sales included $3.0 million of restructuring and facility consolidation costs.

Selling, distribution, general and administrative expenses increased $3.5 million in the fourth quarter of 2015, or 4.0%, to $89.4 million. As a percentage of net sales, these costs increased from 9.5% in the fourth quarter of 2014, to 10.3% in the fourth quarter of 2015. Included in selling, distribution, general and administrative expenses are approximately $6.3 million and $1.1 million of acquisition and integration costs for the fourth quarter of 2015 and 2014, respectively. After considering the impact of acquisition and integration costs in each year, selling, distribution, general and administrative expenses as a percent of net sales increased marginally to 9.6% of net sales, compared to 9.4% in the fourth quarter of 2014.

Amortization expense decreased to $14.8 million in the fourth quarter of 2015, compared to $17.1 million in 2014, as a number of intangible assets were fully amortized during 2015.

Other expense was $18.9 million for the fourth quarter of 2015, a decrease of $4.4 million from $23.3 million in the same period last year. Net interest expense decreased in the fourth quarter of 2015 versus the prior year, as the Company paid down debt. Loss on foreign currency exchange increased due to changes in U.S. and Canadian exchange rates. Additionally, other expense (income), net decreased due to non-cash mark-to-market gains on derivative contracts in the fourth quarter of 2015 compared to losses in the fourth quarter of 2014, and lower acquisition costs in the fourth quarter of 2015 versus 2014.

Income tax expense increased in the fourth quarter to $20.1 million. The Company’s fourth quarter effective income tax rate increased to 35.1% from the 2014 fourth quarter rate of 34.8% due to a state tax ruling late in the fourth quarter of 2015.

Net income for the fourth quarter of 2015 totaled $37.3 million compared to $33.9 million in the previous year.

Fully diluted shares outstanding for the fourth quarter of 2015 increased to approximately 43.8 million shares compared to 43.4 million shares in the fourth quarter of 2014.

SEGMENT RESULTS

The Company has three reportable segments:

1.	North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada. These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; Mexican and other sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; skillet dinners; and snack nuts, trail mixes, dried fruit and other wholesome snacks.

2.	Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican and other sauces; refrigerated and shelf stable dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export – This segment includes the Company’s co-pack business and sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. This segment sells non-dairy powdered creamer; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; aseptic products; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; specialty teas; and nuts. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and also deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses. Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the fourth quarter of 2015 decreased 2.3% to $668.8 million from $684.4 million during the same quarter of the previous year, driven by a 1.0% decrease in volume/mix, a 0.9% unfavorable impact from foreign exchange, and reduced pricing. During the fourth quarter, the Company experienced lower volumes from competitive pressures in a majority of its categories, with the exception of single serve hot beverages and snacks, which posted positive volume growth versus the fourth quarter of 2014. Direct operating income margin in the fourth quarter increased to 15.9% in 2015 from 14.0% in 2014. This 190 basis point increase in margins was due to operational efficiencies and commodity price favorability, partially offset by continued competitive pressures, primarily on single serve hot beverage margins, and the impact of unfavorable foreign exchange.

Food Away From Home net sales for the fourth quarter of 2015 decreased 6.1% to $89.6 million from $95.4 million during the same quarter of the previous year, primarily due to volume/mix decreases of 3.6%, a 1.8% unfavorable impact from foreign exchange, and reduced pricing. The Company posted a volume increase in the quarter in the cereals category that was more than offset by reduced volumes in the pickles and other sauces categories. Direct operating income margin in the fourth quarter increased to 14.1% in 2015 from 13.9% in 2014, primarily due to favorable input costs.

Industrial and Export net sales for the fourth quarter of 2015 decreased 13.5% to $107.0 million from $123.7 million during the same quarter of the prior year, largely driven by an 8.1% decrease in volume/mix, a 2.7% unfavorable impact from foreign exchange, and reduced pricing. The volume/mix decrease was primarily driven by the soup, single serve hot beverages, dressings, and beverage enhancers categories, partially offset by increases in the pickles category. Direct operating income margin in the fourth quarter increased to 19.0% in 2015, from 18.2% in 2014. This 80 basis points improvement in direct operating income margin was primarily due to commodity price favorability and a favorable shift in sales mix.

OUTLOOK

“This year marks the beginning of an important journey for us, as we press forward with our strategic vision and relentlessly focus on tactical execution,” said Mr. Reed. “We remain fully committed to growth and simplification, and believe that our greatest opportunities continue to lie ahead. We remain dedicated to building a private label platform that offers a broad portfolio of products that are important to our customers and supports their efforts to build their corporate brands, while offering consumers the best combination of choice and value.”

In 2016, the Company believes the overall food industry will continue to face weakness and overall top line growth for the industry will be relatively flat. This year, TreeHouse will intensely focus on integrating its recently closed acquisition of the Private Brands Business.

TreeHouse net sales are expected to double in 2016 to approximately $6.3-$6.5 billion, driven by the addition of the Private Brands Business. The Company expects the Canadian exchange rate in 2016 to be approximately $0.72 for the year. This represents an approximate $0.09 headwind to full year earnings per share.

Gross margin is expected to be roughly flat year-over-year, as the profit contribution from the newly acquired Private Brands Business is below legacy margin levels and foreign exchange headwinds will continue to challenge margins. Partially offsetting these challenges will be a continued focus on internal improvements and other savings initiatives.

Selling, distribution, general and administrative, and amortization expenses, excluding stock compensation, are expected to rise as a percent of net sales to 13.5%-13.7%. The Company will also incur higher stock compensation expense of $13 to $14 million this year primarily due to greater employee participation following the Private Brands Business acquisition. Also, the Company plans to make additional investments in systems implementations to more quickly bring its newest acquisitions onto the SAP platform.

Net interest expense is expected to increase to $108 to $112 million as a result of the higher debt levels and interest rates from the acquisition of the Private Brands Business.

The effective tax rate is expected to rise to a range of 35%-36% due to higher income from the Private Brands Business acquisition, as well as a shift to more U.S. versus Canadian income, which is subject to a higher tax rate.

TreeHouse reiterated its guidance of $2.95 to $3.10 in adjusted earnings per share in 2016. The Company also anticipates weighted average shares outstanding will average approximately 56.7 million shares for the year.

In regard to the first quarter of 2016, the Company expects earnings will be challenged due to the acquisition of the Private Brands Business, which has a margin structure that is lower than the legacy TreeHouse business, integration expenses, and ongoing weakness in foreign exchange. As a result, first quarter adjusted earnings per share are expected to be in the range of $0.38 to $0.43 per share. The first quarter estimates are already considered in the 2016 guidance.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the chart included earlier in this press release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense. Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported net income for the three and twelve month periods ended December 31, 2015 and 2014 calculated according to GAAP and Adjusted EBITDA is attached. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net sales	$865,414	$903,513	$3,206,405	$2,946,102
Cost of sales	683,616	724,165	2,562,102	2,339,498

Gross profit	181,798	179,348	644,303	606,604
Operating expenses:
Selling and distribution	47,021	49,360	180,503	174,602
General and administrative	42,347	36,551	161,649	158,793
Other operating expense, net	1,313	1,013	1,817	2,421
Amortization expense	14,826	17,110	60,598	52,634

Total operating expenses	105,507	104,034	404,567	388,450

Operating income	76,291	75,314	239,736	218,154
Other expense (income):
Interest expense	11,496	12,060	45,474	42,036
Interest income	(739)	(296)	(2,967)	(990)
Loss on foreign currency exchange	7,826	6,533	26,052	13,389
Loss on extinguishment of debt	—	—	—	22,019
Other expense (income), net	307	5,025	(87)	5,130

Total other expense	18,890	23,322	68,472	81,584

Income before income taxes	57,401	51,992	171,264	136,570
Income taxes	20,146	18,075	56,354	46,690

Net income	$37,255	$33,917	$114,910	$89,880

Weighted average common shares:
Basic	43,201	42,562	43,052	39,348
Diluted	43,844	43,385	43,709	40,238
Net earnings per common share:
Basic	$0.86	$0.80	$2.67	$2.28
Diluted	$0.85	$0.78	$2.63	$2.23
Supplemental Information:
Depreciation and Amortization	$30,135	$32,990	$122,067	$115,915
Stock-based compensation expense, before tax	$7,374	$7,965	$22,877	$25,067
Segment Information:
North American Retail Grocery
Net Sales	$668,830	$684,384	$2,437,768	$2,173,391
Direct Operating Income	$106,607	$95,516	$348,827	$326,943
Direct Operating Income Percent	15.9%	14.0%	14.3%	15.0%
Food Away From Home
Net Sales	$89,634	$95,439	$370,360	$380,069
Direct Operating Income	$12,603	$13,246	$52,057	$47,107
Direct Operating Income Percent	14.1%	13.9%	14.1%	12.4%
Industrial and Export
Net Sales	$106,950	$123,690	$398,277	$392,642
Direct Operating Income	$20,293	$22,485	$72,020	$68,109
Direct Operating Income Percent	19.0%	18.2%	18.1%	17.3%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and twelve months ended December 31, 2015 and 2014:

TREEHOUSE FOODS, INC.

RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net income as reported	$37,255	$33,917	$114,910	$89,880
Interest expense	11,496	12,060	45,474	42,036
Interest income	(739)	(296)	(2,967)	(990)
Income taxes	20,146	18,075	56,354	46,690
Depreciation and amortization (1)	30,135	32,741	121,982	111,649
Stock-based compensation expense	7,374	7,965	22,877	25,067
Foreign currency loss on re-measurement of intercompany notes(2)	3,777	5,149	20,627	10,430
Mark-to-market adjustments (3)	(244)	3,144	(622)	3,054
Acquisition, integration and related costs (4)	6,694	3,738	11,685	36,384
Debt refinancing costs (5)	—	—	—	22,189
Restructuring/facility consolidation costs (6)	4,333	1,013	4,837	2,421

Adjusted EBITDA	$120,227	$117,506	$395,157	$388,810

		Location in Condensed Consolidated Statements of Income	Three Months Ended December 31		Twelve Months Ended December 31
			2015	2014	2015	2014
			(unaudited)		(unaudited)
(1)	Depreciation and amortization included in acquisition, integration and related costs	General and administrative	$—	$—	$85	$—
		Cost of sales	—	249	—	4,266
(2)	Foreign currency loss on re-measurement of intercompany notes	Loss on foreign currency exchange	3,777	5,149	20,627	10,430
(3)	Mark-to-market adjustments	Other expense (income), net	(244)	3,144	(622)	3,054
(4)	Acquisition, integration and related costs	General and administrative	6,278	1,085	10,500	18,313
		Cost of sales	—	762	699	16,034
		Selling and distribution	—	28	42	135
		Other expense (income), net	416	1,863	444	1,902
(5)	Debt refinancing costs	Loss on extinguishment of debt	—	—	—	22,019
		General and administrative	—	—	—	170
(6)	Restructuring/facility consolidation costs	Other operating expense, net	1,313	1,013	1,817	2,421
		Cost of sales	3,020	—	3,020	—

The following table presents the Company’s change in net sales by segment for the three and twelve months ended December 31, 2015 vs. 2014:

Three months ended December 31, 2015:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	(1.0)%	(3.6)%	(8.1)%
Pricing	(0.4)	(0.7)	(2.7)
Foreign currency	(0.9)	(1.8)	(2.7)

Total change in net sales	(2.3)%	(6.1)%	(13.5)%

Twelve months ended December 31, 2015:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	(3.7)%	(0.6)%	0.5%
Pricing	(0.4)	(0.6)	(2.0)
Acquisitions	18.1	0.1	5.3
Foreign currency	(1.8)	(1.5)	(2.4)

Total change in net sales	12.2%	(2.6)%	1.4%